Exhibit 99.1

For further Information: At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Angie Yang 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA FINANCIAL GROUP APPROVED TO PARTICIPATE

IN U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

WESTLAKE VILLAGE, Calif., December 2, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today announced that it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program (TARP), with a preliminary commitment for $25 million in additional preferred equity. With the government’s investment under the program, the company anticipates fortifying its already strong total risk-based capital ratio of 14.01% as of September 30, 2008 to 16.91%.

“First California has continued to operate in a safe and sound manner with healthy asset quality metrics, ample liquidity and strong capital positioning in spite of the extraordinarily challenging operating environment for financial institutions,” said C. G. Kum, president and chief executive officer. “The company’s participation in the government’s TARP program supports the recovery of the U.S. economy, increases our capacity to provide prudent lending to our neighboring consumers and businesses, and enhances our ability to capitalize on strategic opportunities.”

The company expects to issue $25 million in senior preferred shares, with 10-year warrants to purchase up to $3.75 million in common stock, to the U.S. Treasury Department. First California Financial Group will pay the government a 5% dividend on the preferred shares annually for each of the first five years of the investment and a 9% dividend thereafter until the preferred shares are redeemed. Closing of the transaction is expected within 30 days, subject to the satisfaction of closing conditions and execution of definitive documentation.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred on March 12, 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The company’s results of operations include approximately 19 days of FCB Bancorp’s results for the 2007 first quarter.

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First California Financial Group, Inc.

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Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the company’s participation in the U.S. Treasury Department’s Capital Purchase Program, maintenance of First California’s asset quality, liquidity and capital position, lending capacity and the company’s ability to capitalize on marketplace opportunities. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the likelihood of a U.S. recession, which may be prolonged, a slowdown in construction activity, inflation, interest rate, securities market and monetary fluctuations, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.